EXHIBIT 23.1(b)
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-89333) pertaining to the Amended and Restated Stock Option Plan and 1999 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-70290) pertaining to the 2000 Nonqualified Stock Option Plan, the Registration Statement (Form S-8 No. 333-44306) pertaining to the Mainbrace 1998 Stock Option Plan, the Registration Statement (Form S-8 No. 333-70210) pertaining to the Amended and Restated Stock Option Plan, the Registration Statement (Form S-8 No. 333-85340) pertaining to the Infogation Corporation 1996 Stock Option Plan; Infogation Corporation 2001 Stock Option/Stock Issuance Plan, the Registration Statement (Form S-8 No. 333-90848, as Amended) pertaining to the Amended and Restated Stock Option Plan, the Registration Statement (Form S-8 No. 333-114104) pertaining to the Amended and Restated Stock Option Plan, as Amended, and the Registration Statement (Form S-8 No. 333-116279) pertaining to the Amended and Restated Stock Option Plan, as Amended, of BSQUARE Corporation of our report dated February 24, 2006, with respect to the consolidated balance sheet of BSQUARE Corporation as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows and schedules for each of the two years in the period then ended, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Seattle, Washington
February 14, 2007